Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Gaia, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-231112 and 333-161450) on Form S-8 and (No. 333-255734) on Form S-3 of our report dated March 2, 2021, with respect to the consolidated balance sheet of Gaia, Inc. as of December 31, 2020, the related consolidated statements of operations, changes in equity, and cash flows for the year ended December 31, 2020, and the related notes (collectively, the consolidated financial statements), which report appears in the December 31, 2021 annual report on Form 10-K of Gaia, Inc.

/s/ Plante Moran, PLLC

Denver, Colorado

February 28, 2022